Exhibit 10.5

GARRETT MOTION INC. 2021 LONG-TERM INCENTIVE PLAN

NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

This NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), is made as of the [__] day of [_______] (the “Grant Date”) between Garrett Motion Inc., a Delaware corporation (the “Company”), and [_______] (the “Participant”), and is made pursuant to the terms of the Company’s 2021 Long-Term Incentive Plan (the “Plan”). Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

Section 1. Restricted Stock Units. The Company hereby issues to the Participant, as of the Grant Date, [______] restricted stock units (the “RSUs”), subject to such vesting, transfer and other restrictions and conditions as set forth in this Agreement (the “Award”). Each RSU represents the right to receive one Share, subject to the terms and conditions set forth in this Agreement and the Plan.

Section 2. Vesting Requirements.

(a) Generally. Except as otherwise provided herein, the RSUs shall vest and become non-forfeitable on the one-year anniversary of the Grant Date (the “Vesting Date”), subject to the Participant’s Continuous Service from the Grant Date through the Vesting Date.

(b) Termination of Service Due to Death or Disability. Notwithstanding Section 2(a) hereof, in the event of the Participant’s termination of Service by the Company and its Affiliates due to death or Disability the RSUs will immediately vest.

(c) Other Terminations of Service. Upon the occurrence of a termination of the Participant’s Service for any reason other than death or Disability, the RSUs shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.

(d) Change in Control. Notwithstanding the foregoing, upon the occurrence of a Change in Control, the RSUs will immediately vest.

Section 3. Settlement.

(a) [Subject to a deferral election made pursuant to Section 3(b) hereof, as] [As] soon as reasonably practicable following the Vesting Date (and in any event within 60 days following the Vesting Date), RSUs that become vested and non-forfeitable shall be paid by the Company delivering to the Participant a number of Shares equal to the number of RSUs that vested and became non-forfeitable pursuant to Section 2 hereof.

(b) [Deferral of Settlement. The Participant may defer settlement on the RSUs in writing on the deferral form provided with this grant setting forth the Participant’s desired settlement schedule. The deferral will not be permitted if, within the determination of the Company, such deferral would result in a violation of Section 409A of the Code and the regulations promulgated thereunder. If the deferral is not permitted, then settlement will be made as provided in Section 3(a) hereof.]

Section 4. Restrictions on Transfer. No RSUs (nor any interest therein) may be sold, assigned, alienated, pledged, attached or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance.

Section 5. Adjustments. The Award granted hereunder shall be subject to adjustment as provided in Section 4(b) of the Plan.

Section 6. No Right of Continued Service. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continued Service with the Company or any Affiliate.

Section 7. Tax Withholding. The Award shall be subject to tax and/or other withholding in accordance with Section 13(e) of the Plan.

Section 8. No Rights as a Stockholder; Dividends. The Participant shall not have any privileges of a stockholder of the Company with respect to any RSUs, including without limitation any right to vote any Shares underlying such RSUs or to receive dividends or other distributions in respect thereof, unless and until Shares underlying the RSUs are delivered to the Participant in accordance with Section 3 hereof. [Notwithstanding the foregoing, if the Company declares any dividend the record date of which occurs while the RSUs are outstanding (i.e., have not been settled pursuant to Section 3), the Participant shall be credited a dividend equivalent in an amount and form equal to the dividend that would have been paid on the shares of Common Stock underlying such outstanding RSUs had such shares been outstanding on such record date. Any such dividend equivalents shall be subject to the same vesting, settlement and forfeiture conditions applicable to the underlying RSU with respect to which they relate, and shall vest and be settled only if the underlying RSU vests and is settled, and will be forfeited if the underlying RSU is forfeited.]

Section 9. [Clawback. Unless prohibited by applicable law, the RSUs, and any shares issued upon settlement of any vested RSUs, will be subject to cancellation, forfeiture or recoupment or repayment, as applicable, if it is determined by the Board that the Participant has engaged in detrimental activity with respect to the Company, whether discovered before or after the Participant’s service period. The Board may also impose such clawback, recovery or recoupment provisions as the Board determines necessary or appropriate.]

Section 10. Amendment and Termination. Subject to the terms of the Plan, any amendment to this Agreement shall be in writing and signed by the parties hereto. Notwithstanding the immediately-preceding sentence, subject to the terms of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Agreement and/or the Award; provided that, subject to the terms of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially impair the rights of the Participant or any holder or beneficiary of the Award shall not be effective without the written consent of the Participant, holder or beneficiary.

Section 11. Construction. The Award granted hereunder is granted by the Company pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan. The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the Award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.

Section 12. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 14. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 15. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

Section 16. Section 409A. This Agreement is intended to comply with, or be exempt from, Section 409A of the Code and shall be construed and administered in accordance with Section 409A of the Code. The Restricted Stock Units granted hereunder shall be subject to the provisions of Section 14 of the Plan.

Section 17. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

Garrett Motion Inc.

By:
Name:
Title:

PARTICIPANT

Participant’s Signature Date

Name:

[Signature Page to Non-Employee Director Restricted Stock Unit Award Agreement]